Exhibit 99.8

Consent to be Named as a Director Nominee

In connection with the filing by Fifth Wall Acquisition Corp. I of the Registration Statement on Form S-4/A with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Fifth Wall Acquisition Corp. I following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: June 28, 2021	/s/ Frederick Tuomi
Signature